Exhibit 99

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

Piccadilly's Application for listing on the
American Stock Exchange Approved

BATON ROUGE, La., (October 7, 2002) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced that the Listing Qualifications Panel (the "Panel") of the American Stock Exchange (the "Exchange") has approved the Company's common shares for listing on the Exchange (the "Listing").

The Panel authorized the Listing pursuant to Section 1203(c) of the American Stock Exchange Company Guide, notwithstanding the fact that the Company did not fully satisfy all of the regular initial listing standards, specifically, a minimum $3 per share stock price or minimum $50 million total market capitalization. The Panel's authorization is subject to the Company's compliance with the minimum $2 per share price Alternative Listing Standard and all other applicable initial listing standards set forth in Part 1 of the American Stock Exchange Company Guide at the time the Company's common shares begin trading on the Exchange. The Company expects that its common shares will begin trading on the Exchange on Wednesday October 9, 2002, under the symbol "PIC."

The Panel's decision was based upon its determination that the Company satisfies the Alternative Listing Standards. In a letter to the Company, the Exchange stated that the Panel authorized the Listing because "the Company satisfies both of the Alternative Listing Standards set forth in Section 1203(c) of the Amex Company Guide." The Exchange further stated, "The Panel affirmatively determined that there are mitigating factors that warrant listing pursuant to the Alternative Listing Standards." Specifically the Panel noted the Company's long operating history and recognized brand name, as well as its strong financials and balance sheet. The Panel was also impressed with the results of the Company's recent restructuring. Finally, the Panel felt that the price shortfall is relatively insignificant, particularly in view of the market impact of recent events, and that the market value of its public float indicates that there is sufficient liquidity in the common stock to warrant listing. In addition, the Panel noted that the Company exceeds all other applicable initial listing standards."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company's website at www.piccadilly.com.

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